EXHIBIT 10.2

November 23, 2007

Simon Biddiscombe

Newport Beach

Re:   Special Bonus

Dear Simon:

Mindspeed Technologies, Inc. (the “Company”) is pleased to offer to pay you a special bonus of $100,000 (the “Special Bonus”), less applicable state and federal tax withholding, in exchange for 12 months of continued service to the Company.  You agree that, if you voluntarily leave the Company or are terminated for cause on or prior to the first anniversary of the date of this letter, you agree to repay to the Company 100% of the gross amount of the Special Bonus within 30 days of such termination of employment.  Accordingly, you agree that the Special Bonus shall not be deemed to be earned until such time as you have been continuously employed by the Company for 12 months as explained above.

For purposes of this Agreement, the term “cause” shall mean: (i) a material breach of your employment obligations with the Company; (ii) your willful failure to follow the reasonable instructions of the Company or its board of directors; (iii) willful misconduct that is in bad faith and materially injurious to the Company, monetarily or otherwise, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (iv) your conviction for fraud or any other felony; or (v) if you exhibit in regard to your employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonest, habitual neglect, or incompetence.

We appreciate your continuing contributions to the Company’s success.

Sincerely,

Mindspeed Technologies, Inc.

By:	/s/ Raouf Halim
Name:	Raouf Halim
Title:	Chief Executive Officer

Agreed and Accepted this 23rd day of November, 2007.

/s/ Simon Biddiscombe